EXHIBIT 99-2

FOR IMMEDIATE RELEASE

Contact:    Stacey Calbert, Media Relations (800) 775–7290

BRINKER INTERNATIONAL AND ERJ DINING

EXPAND FRANCHISE AGREEMENT

With agreement, Brinker exceeds 2007 franchise goal

DALLAS (May 31, 2007) – Brinker International, Inc. (NYSE: EAT) announced a new franchise and development agreement with franchisee ERJ Dining of Louisville, Ky. Under terms of the agreement, ERJ Dining will acquire 76 existing Chili’s Grill & Bar restaurants and develop 49 new locations in the Midwest U.S.

Including the ERJ Dining agreement, during the current fiscal year, Brinker domestic and international franchisees have signed agreements to purchase 182 company-owned restaurants and develop 165 -189 new locations over the next 10 years. Upon completion of these transactions, franchise ownership of Brinker brands will surpass the company’s initial goal to increase franchise ownership to 30 percent by the end of calendar year 2007. As recently announced, Brinker anticipates franchise ownership will further grow to 35 percent by end of fiscal year 2008.

ERJ Dining currently operates 25 Chili’s restaurants in Kentucky, Indiana, Illinois, Wisconsin and Missouri with four additional restaurants in development. Once terms of the expanded agreement are met, ERJ Dining will become one of the largest Chili’s franchisees in the country.

“ERJ Dining excels in operating restaurants and in growing our market penetration throughout the Midwest,” said Todd Diener, President of Chili’s Grill & Bar. “We are thrilled with their confidence in the Chili’s brand and their increased investment in its future.”

The Brinker/ERJ Dining transaction is subject to customary closing conditions and is slated for completion by the end of calendar year 2007.

Chili’s Grill & Bar is the flagship brand of Dallas-based Brinker International, a recognized leader in casual dining. Chili’s offers a fun, energetic atmosphere and a distinct, fresh mix of grilled American favorites at more than 1,300 locations in 24 countries. Other Brinker brands include Romano’s Macaroni Grill, Maggiano’s Little Italy and On The Border Mexican Grill & Cantina. For more information, please visit www.chilis.com.

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